Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2009, relating to the financial statements and financial statement schedule of Aldila, Inc. and the effectiveness of Aldila, Inc.’s internal control over financial reporting as of December 31, 2007, appearing in the Annual Report on Form 10-K of Aldila, Inc. for the year ended December 31, 2008.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
May 14, 2009